Exhibit (d)-(13)

Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd.

Tiak Koon Loh

November 13, 2013

Dear Sirs

References are made to (i) the Consortium Agreement, dated as of May 19, 2013, among Red Pebble Acquisition Co Pte. Ltd. and the Senior Management Members named therein (the “Consortium Agreement”) and (ii) the Novation of Consortium Agreement, dated as of October 17, 2013, among Red Pebble Acquisition Co Pte. Ltd., Blackstone Capital Partners (Singapore) VI PRC Pte. Ltd. (“Sponsor”) and Tiak Koon Loh for and on behalf of each of the Senior Management Members.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Consortium Agreement.

Sponsor, Tiak Koon Loh for and on behalf of the Senior Management Members and Sidney Xuande Huang have agreed as follows:

1.              Sidney Xuande Huang will cease to be (a) a Senior Management Member in the Consortium and his rights and obligations under the Consortium Agreement are terminated as of the date hereof and (b) a contact person for the Senior Management Members under Section 7.01 of the Consortium Agreement.  Notwithstanding the foregoing, (x) Section 4.01 (other than 4.01(a) and 4.01(b)(v)), Article VI, Section 9.09, Section 9.10 and Article X of the Consortium Agreement shall continue to bind Sidney Xuande Huang as a Party; (y) Sections 4.01(a) and 4.01(b)(v) shall bind Sidney Xuande Huang if he further pursues the Transaction or any other transaction similar to the Transaction after the date hereof; and (z) any breach by Sidney Xuande Huang in respect of the Consortium Agreement prior to the date hereof shall not be deemed released or waived by virtue of this letter agreement.

2.              This letter agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York without regard to the conflicts of laws principles thereof (other than Section 5-1401 of the General Obligations Law and any successor provision thereto).

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Please confirm your agreement of the matters contained in this letter by signing and returning it to the undersigned.

Sincerely,

SIDNEY XUANDE HUANG

/s/ Sidney Xuande Huang

ACKNOWLEDGED AND ACCEPTED:

BLACKSTONE CAPITAL PARTNERS (SINGAPORE) VI PRC PTE. LTD.

By:	/s/ Pithambar Gona
Name: Pithambar Gona
Title: Director

TIAK KOON LOH, for and on behalf of
the Senior Management Members

/s/ Tiak Koon Loh